Product Supplement No. YGN-1 (to the Prospectus dated May 28, 2003 and the Prospectus Supplement dated May 28, 2003)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-104577

CANADIAN IMPERIAL BANK OF COMMERCE

CIBC Yield Generator NotesSM

We may offer and sell from time to time principal protected notes the return on which is based on the performance of a basket of stocks, each of which we refer to as a Stock and all of which collectively we refer to as the Stocks. This Product Supplement No. YGN-1 describes terms that will apply generally to the principal protected notes linked to the performance of a basket of Stocks, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate Terms and Highlights Summary or Pricing Supplement, as the case may be, will describe terms that apply specifically to the Notes, including any changes to the terms specified below. We refer to such Terms and Highlights Summary and Pricing Supplements generally as Terms Supplements. If the terms described in the relevant Terms Supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant Terms Supplement shall control.

•             We will make Coupon Payments on the Notes as specified in the relevant Terms Supplement equal to the Coupon Rate multiplied by the principal amount of the Notes.

•             The Coupon Rate shall be as specified in the relevant Terms Supplement. Such Terms Supplement may provide for a fixed Coupon Rate for one or more of the Coupon Payment Dates. If the Coupon Rate for a Coupon Payment Date is not fixed pursuant to the terms of the relevant Terms Supplement, such Coupon Rate will be variable and will equal the greater of: (i) 0% and (ii) the average, which may be positive or negative, of the Stock Performances of the individual Stocks, equally weighted.

•             The Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

•             The Notes mature on the earlier of (i) the Stated Maturity Date and (ii) the Target Redemption Date, if applicable.

•             The Target Redemption Date, if applicable (as specified in the relevant Terms Supplement), is the Coupon Payment Date, if any, on which the sum of the Coupon Rates from all Coupon Payment Dates up to and including such Coupon Payment Date first equals or exceeds the Target Redemption Rate, calculated as described in this Product Supplement and in the relevant Terms Supplement.

•             The Target Redemption Rate, if applicable, shall be specified in the relevant Terms Supplement.

•             The Notes are 100% principal protected. On the Maturity Date, we will pay you the full principal amount of your Notes (plus the final Coupon Payment, if any).

•             The Notes are our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank equally in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law.

•             For important information about the tax consequences of an investment in the Notes, see “Supplemental U.S. Federal Income Tax Consequences” beginning on page PS-19.

Your investment in the Notes involves risks. Please read “Risk Factors” beginning on page PS-6 of this Product Supplement and beginning on page S-2 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Product Supplement and the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

The date of this Product Supplement is February 15, 2006

PRODUCT SUPPLEMENT SUMMARY

The following summary answers some questions that you might have regarding the Notes in general terms only. It does not contain all the information that may be important to you. You should read the summary together with the more detailed information that is contained in the rest of this Product Supplement and in the accompanying prospectus and prospectus supplement. A separate Terms Supplement will describe the terms that apply specifically to the Notes, including any changes to the terms specified below. You should carefully consider, among other things, the matters set forth in “Risk Factors.” In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes. Unless otherwise indicated, all references to currency in this Product Supplement and in the Terms Supplement are to U.S. dollars. Stock prices are quoted in the currency or unit of the relevant exchange. Please note that, unless the context shall require otherwise, references to “CIBC,” “we,” “our,” and “us” refer only to Canadian Imperial Bank of Commerce and not to its consolidated subsidiaries.

Key Terms

Issuer:	Canadian Imperial Bank of Commerce

Maturity Date:	The earlier of (i) the Stated Maturity Date and (ii) the Target Redemption Date, if applicable.

Stated Maturity Date:	As specified in the relevant Terms Supplement.

Target Redemption Date:

If applicable (as specified in the relevant Terms Supplement), that Coupon Payment Date, if any, on which the sum of the Coupon Rates from all Coupon Payment Dates up to and including such Coupon Payment Date first equals or exceeds the Target Redemption Rate.

Target Redemption Rate:	If applicable, as specified in the relevant Terms Supplement.

Notice of Redemption:

We will promptly announce any Target Redemption Date by issuing a press release. In addition, prompt notice thereof will be given to The Depository Trust Company with a request to promptly forward such notice to beneficial holders of the Notes.

Coupon Payment:	To the extent specified in the relevant Terms Supplement, we will pay interest on the Notes in the form of Coupon Payments payable on each Coupon Payment Date at the relevant Coupon Rate.

Coupon Payment Dates:	As specified in the relevant Terms Supplement.

Coupon Rate:

As specified in the relevant Terms Supplement. Such Terms Supplement may provide for a fixed Coupon Rate for one or more of the Coupon Payment Dates. If the Coupon Rate is not fixed pursuant to the terms of the relevant Terms Supplement, such Coupon Rate will be variable and will equal the greater of: (i) 0% and (ii) the average, which may be positive or negative, of the Stock Performances of the individual Stocks, equally weighted.

Stock Performance:

The Stock Performance on each Coupon Payment Date (other than any Coupon Payment Date(s) for which the relevant Terms Supplement specifies a fixed Coupon Rate) for each Stock listed in the relevant Terms Supplement will equal:

(i) the Maximum Variable Coupon Rate if the Cumulative Price Return is greater than the Price Return Trigger Rate; otherwise,

(ii) the Cumulative Price Return.

Each Stock Performance may be positive or negative.

Maximum Variable Coupon Rate:

As specified in the relevant Terms Supplement, the Maximum Variable Coupon Rate is the maximum Stock Performance of any Stock and the maximum Coupon Rate for any Coupon Payment Date (other than any Coupon Payment Date(s) for which the relevant Terms Supplement specifies a fixed Coupon Rate).

Price Return Trigger Rate:	As specified in the relevant Terms Supplement.

Cumulative Price Return:	For each of the Stocks, the Cumulative Price Return on each Coupon Payment Date (except for any Coupon Payment Date(s) for which the relevant Terms Supplement specifies a fixed Coupon Rate) shall be:

( Valuation Stock Price – Initial Stock Price )
Initial Stock Price.

The Valuation Stock Price equals the closing price of each Stock on its principal exchange (as determined by the calculation agent) on the date that is three Trading Days prior to the Coupon Payment Date (except for any Coupon Payment Date(s) for which the relevant Terms Supplement specifies a fixed Coupon Rate), which we refer to interchangeably as a “Valuation Date” or a “Coupon Determination Date.” The Initial Stock Price equals the closing price of each Stock on its principal exchange on the Pricing Date and shall be set forth in the relevant Terms Supplement.

Stocks:

The relevant Stocks whose Stock Performances will be calculated for purposes of determining any variable Coupon Rate on the Notes, their initial principal exchanges, their ticker symbols on their principal exchanges and their Initial Stock Prices shall be as specified in the relevant Terms Supplement.

Payment of Principal on Maturity Date:	On the Maturity Date, we will pay you the full principal amount of your Notes plus the final Coupon Payment, if any, as specified in the relevant Terms Supplement.

Pricing Date:	As specified in the relevant Terms Supplement.

Listing:	Unless otherwise specified in the relevant Terms Supplement, the Notes will not be listed on any securities exchange.

Book-Entry Registration:

The Notes will be evidenced by a single global note held by or on behalf of The Depository Trust Company. Registration of interests in and transfers of the Notes will be made only through its book-entry system. Subject to certain limited exceptions, holders will not be entitled to any certificate or other instrument from us or the depository evidencing the ownership thereof and no holder will be shown on the records maintained by the depository except through an agent who is a participant of the depository.

Status:

The Notes are our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank equally in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

Terms Supplement:

The specific terms of the Notes will be described in the relevant Terms Supplement related to this Product Supplement. The terms described in that document supplement those described here and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant Terms Supplement are inconsistent with those described here or in the accompanying prospectus or prospectus supplement, the terms described in the relevant Terms Supplement shall control.

INFORMATION TO BE PROVIDED IN THE RELEVANT TERMS SUPPLEMENT

The following are those terms of the Notes which shall be specified in the relevant Terms Supplement for such Notes:

•                  The Stated Maturity Date;

•                  Whether there is the possibility of a Target Redemption Date;

•                  The Target Redemption Rate, if applicable;

•                  The applicable Coupon Payment Dates, the Coupon Rate for any Coupon Payment Date which the Terms Supplement specifies as having a fixed Coupon Rate, the Maximum Variable Coupon Rate and the Price Return Trigger Rate; and

•                  The Stocks, their initial principal exchanges, their ticker symbols on their principal exchanges, their Initial Stock Prices, information about the stock issuers and historical trading price information for the Stocks.

QUESTIONS AND ANSWERS REGARDING THE NOTES

What are the Notes?

The Notes combine certain features of debt and equity by offering a return of principal at maturity and the opportunity to receive Coupon Payments based on a fixed Coupon Rate or on a variable Coupon Rate based on the performance of the Stocks as specified in the relevant Terms Supplement.

The Notes will mature on the earlier of (i) the Stated Maturity Date and (ii) the Target Redemption Date, if applicable. The Target Redemption Date, if applicable (as specified in the relevant Terms Supplement), will be that Coupon Payment Date, if any, on which the sum of the Coupon Rates from all Coupon Payment Dates up to and including such Coupon Payment Date first equals or exceeds the Target Redemption Rate. The Target Redemption Rate, if applicable, shall be specified in the relevant Terms Supplement.

We will promptly announce any Target Redemption Date by issuing a press release. In addition, prompt notice thereof will be given to The Depository Trust Company with a request to promptly forward such notice to beneficial holders of the Notes.

 The Notes will be issued in denominations of $1,000 or integral multiples of $1,000. The Notes will be our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

Will I receive periodic Coupon Payments on the Notes?

You will receive Coupon Payments as specified in the relevant Terms Supplement. Such Terms Supplement may provide for a fixed Coupon Rate for one or more of the Coupon Payment Dates or such Terms Supplement may provide you with the opportunity to receive variable Coupon Payments depending solely on the Stock Performances of the Stocks.

How are the Coupon Payments determined?

The Coupon Payment on a given Coupon Payment Date will equal the Coupon Rate (as determined pursuant to the relevant Terms Supplement) multiplied by the principal amount of your Notes.

We will make the Coupon Payment (if any) on each Coupon Payment Date (as specified in the relevant Terms Supplement).

The Coupon Rate shall be as specified in the relevant Terms Supplement. Such Terms Supplement may provide for a fixed Coupon Rate for one or more of the Coupon Payment Dates. If the Coupon Rate is not fixed pursuant to the terms of the relevant Terms Supplement, such Coupon Rate will be variable and will equal the greater of: (i) 0% and (ii) the average, which may be positive or negative, of the Stock Performances of the individual Stocks, equally weighted. If, for a Coupon Payment Date (other than a Coupon Payment Date for which a fixed Coupon Rate is applicable), the average of the Stock Performances is negative, you will not receive a Coupon Payment.

How do you calculate the Stock Performances?

The Stock Performance for each Stock will equal:

(i)             the Maximum Variable Coupon Rate if the Cumulative Price Return is greater than the Price Return Trigger Rate; otherwise,

(ii)          the Cumulative Price Return.

The Cumulative Price Return shall equal:

(	Valuation Stock Price – Initial Stock Price	)
Initial Stock Price.

The Valuation Stock Price equals the closing price of each Stock on its principal exchange (as determined by the calculation agent) on the date that is three Trading Days prior to the Coupon Payment Date (except for any Coupon Payment Date(s) for which the relevant Terms Supplement specifies a fixed Coupon Rate), which we refer to as a “Valuation Date” or a “Coupon Determination Date.”  Such terms may be used interchangeably in this Product Supplement and in the relevant Terms Supplement.

The Initial Stock Price equals the closing price of each Stock on the Pricing Date on its principal exchange. The Initial Stock Price may be adjusted as provided in “Specific Terms of the Notes—Anti-Dilution Adjustments.” The manner in which the Valuation Stock Price is calculated may change if the stock issuer has a reorganization event, as provided in “Specific Terms of the Notes—Reorganization Events.”

The Stock Performance may be positive or negative.

The relevant Terms Supplement shall specify the Maximum Variable Coupon Rate and the Price Return Trigger Rate.

What will I receive at maturity?

On the Maturity Date, we will pay you the full principal amount of your Notes (plus the final Coupon Payment, if any). The Notes are principal protected and, therefore, you will not receive less than the full principal amount of your Notes on the Maturity Date.

What are the Stocks?

The relevant Stocks whose returns will be calculated for purposes of determining any variable Coupon Rate on the Notes, their initial principal exchanges, their ticker symbols on their principal exchanges and their Initial Stock Prices shall be as specified in the relevant Terms Supplement.

How have the Stocks performed historically?

Information regarding the historical closing prices of the Stocks shall be provided in the relevant Terms Supplement. Such historical information will be provided to help you evaluate the behavior of the Stock prices in various economic environments; however, past performance is not necessarily indicative of how the Stocks will perform in the future. See “Risk Factors—Historical performance of the Stocks should not be taken as an indication of the future performance of the Stocks during the term of the Notes” in this Product Supplement.

Will I have any rights in the Stocks?

No. You will not have any voting rights or other rights that holders of the Stocks may have. In addition, you will not receive any dividends on the Stocks.

What about United States federal income taxes?

For United States federal income tax purposes, the Notes are classified as debt instruments that provide for contingent interest. Under the rules applicable to debt instruments that provide for contingent interest, you generally will be required to include interest income each year you hold the Notes, regardless of whether a Coupon Payment is made on the Notes. Additionally, because the Notes will be classified as debt instruments that provide for contingent interest, you generally will be required to recognize ordinary income on the gain, if any, realized on a sale or other disposition, or upon maturity, of the Notes. See “U.S. Federal Income Tax Considerations” in the relevant Terms Supplement, as well as the discussion under “Supplemental U.S. Federal Income Tax Consequences” in this Product Supplement.

Notice Pursuant to I.R.S Circular 230. This discussion is not intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. This discussion is provided to support the promotion and marketing by CIBC of the Notes. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange unless otherwise specified in the relevant Terms Supplement. A liquid trading market may not be available for the Notes. Accordingly, you should be willing to hold your investment in the Notes until the Maturity Date. You should review the section entitled “Risk Factors—Secondary trading may be limited” in this Product Supplement.

Who invests in the Notes?

The Notes are not suitable for all investors. The Notes might be considered by investors who are willing to forego market interest payments, such as floating interest rates paid on a conventional debt security, with a comparable credit rating in return for the possibility of earning variable Coupon Payments based on the Stock Performances of the Stocks.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are some of the risks in owning the Notes?

Investing in the Notes involves a number of risks. We have described the most significant risks relating to the Notes in the relevant Terms Supplement, under the heading “Risk Factors” in this Product Supplement and in the accompanying prospectus supplement which you should read before making an investment in the Notes.

RISK FACTORS

An investment in the Notes is subject to the risks described in the relevant Terms Supplement, the risks described below and those described beginning on page S-2 of the accompanying prospectus supplement. The Notes are a riskier investment than ordinary debt securities. You should carefully consider whether the Notes are suited to your particular circumstances.

You may not receive Coupon Payments on your Notes, or, if the Coupon Rate for one or more of the Coupon Payment Dates is fixed, you may not receive any Coupon Payments other than such fixed Coupon Payments.

For Coupon Payment Dates other than those for which the relevant Terms Supplement specifies a fixed Coupon Rate, the average of the Stock Performances for the individual Stocks must be positive when the Coupon Rate is determined for there to be a Coupon Payment. The stock prices of the Stocks will depend on many factors beyond our control, including general economic conditions. Even if the average of the Stock Performances for the individual Stocks is positive, the amount of the Coupon Payment on your Note may be less than you would receive by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

Owning the Notes is different from owning the Stocks individually or conventional debt securities.

The return on your Notes will not reflect the return you would realize if you actually owned the Stocks or conventional debt securities and held such investment for a similar period because:

•                                          Principal Protected. At a minimum, you will receive the full principal amount of your Notes if the Notes are held to maturity.

•                                          Capped Coupon Rate. The relevant Terms Supplement will specify the Maximum Variable Coupon Rate for any Coupon Payment Date. As a result of the cap, the return you earn on the Notes may not yield a return that will match or outperform a benchmark equity index such as the S&P 500® Index or a portfolio containing the individual Stocks themselves. We cannot assure you that any of the Stocks will perform in a manner as to provide you with an adequate return over the term of the Notes.

•                                          Weighted Return. Because the Coupon Rates will equal the average Stock Performances of the Stocks (except for those Coupon Payment Dates for which a fixed Coupon Rate is specified in the relevant Terms Supplement) and no individual Stock can have a Stock Performance that exceeds the Maximum Variable Coupon Rate provided in the relevant Terms Supplement, negative Stock Performances of one or more Stock(s) would offset gains made by other Stocks. As a result, the Notes may: (1) underperform a benchmark equity index such as the S&P 500® Index or the performance of the individual Stocks if each Stock was held for the term of the Notes or (2) pay no Coupon Payments other than those Coupon Payments with specified fixed Coupon Rates.

•                                          Correlation of Performance. Performance among the Stocks may become highly correlated over time, which may minimize the beneficial timing or hedging effect derived from inversely related investments. High correlation during periods of negative returns among Stocks could cause the Coupon Payments to be zero and reduce the performance of the Notes.

•                                          No Dividend. The method of calculating performance of the Stocks does not take into account dividends paid on those Stocks. Therefore, if a dividend is paid, the performance rate on a Stock will be lower than the actual return a holder of that Stock would realize.

The market value of your Notes before maturity will depend on a number of factors, and may be substantially less than you had originally invested.

We believe that the value of the Notes will be affected by the supply of and demand for the Notes, the value of the Stocks on each Valuation Date, market interest rates and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes before maturity may be substantially less than the amount you originally invested if, at that time, the values of the Stocks are less than, equal to or not sufficiently above the Initial Stock Prices of the Stocks. The following bullet points describe key factors we expect to impact the market value of the Notes with a change in a specific factor, assuming all other conditions remain constant.

•                                          Value of the Stocks. We expect that the market value of the Notes will likely depend substantially on the relationship between the Initial Stock Prices and the value of the Stocks on each of the Valuation Dates. If you choose to sell your Notes when the values of the Stocks exceed the Initial Stock Prices, you may still receive substantially less than the amount that would have been payable at maturity based on those values, because of the expectation that the Stocks will continue to fluctuate between such time and the time when their performances are determined. If you choose to sell your Notes when the values of the Stocks are below their Initial Stock Prices, you may receive less than your initial principal investment.

•                                          Volatility of the Stocks. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Stocks increases or decreases, the trading value of the Notes may be adversely affected.

•                                          Dividends on Stocks. If an issuer of a Stock pays a dividend to its stockholders, the market price of that Stock may be adversely affected. Dividend payments are not considered for purposes of determining the Stock Performances of the individual Stocks.

•                                          Interest Rates. We expect that the market value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes may increase. Interest rates may also affect the economy and, in turn, the value of the Stocks, which (for the reasons discussed above) would affect the value of the Notes. Rising interest rates may lower the value of the Stocks and, thus, the value of the Notes.

•                                          Our Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may significantly affect the value of the Notes.

•                                          Events Involving the Stock Issuers. General economic conditions and earnings results of the stock issuers, and real or anticipated changes in those conditions or results, may affect the market value of the Notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the value of the Stocks.

We are not affiliated with the stock issuers and have not investigated them.

We are not affiliated with any of the stock issuers and have not performed any due diligence investigation or review of any of them. We assume no responsibility for the adequacy of any information concerning these companies contained in the relevant Terms Supplement or publicly available. You should undertake an independent investigation of the stock issuers as you deem necessary to allow you to make an informed decision with respect to an investment in the Notes.

We or our subsidiaries may from time to time engage in business with one or more of the issuers of the Stocks, including extending loans to, or making equity investments in, these companies or their affiliates or subsidiaries or providing advisory services to one or more of these companies, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of these companies. We have no ability to control or predict the actions of these companies. We or our affiliates from time to time may have published and in the future may publish research reports with respect to some of these Stocks. These research reports may or may not recommend that investors buy or hold any of these Stocks.

Actions by any issuer of the Stocks may have an adverse effect on the price of such Stock and the Notes. In addition, these companies are not involved in the offering of Notes and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason.

Trading and other transactions by us and our affiliates in the Stocks may impair the value of your Notes.

As we describe under “Hedging” below, we, through one or more of our other affiliates, may hedge our obligations under the Notes by purchasing the Stocks. We expect to adjust the hedge by, among other things, purchasing or selling one or more of the Stocks, and perhaps listed or over-the-counter options, futures or other instruments linked to one or more of the Stocks, at any time and from time to time. In the future, we also may close out the hedge by selling the Stocks, and selling any other security we may purchase as described above, on or before a Valuation Date. Any of these hedging activities may adversely affect the performances of the Stocks—directly or indirectly by affecting the market prices of the Stocks—and, therefore, the value of your Notes. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your Note may decline. See “Hedging” below for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

In addition, our affiliates may engage in trading in one or more of the Stocks, or in instruments whose returns are linked to one or more of those Stocks, for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these hedging activities may adversely affect the performance rates of the Stocks—directly or indirectly by affecting the market prices of the Stocks—and, therefore, the value of your Notes. We may also issue, and our affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to the value of one or more of the Stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of your Note.

The performances of the Stocks may not be fully protected from dilutive or reorganization events involving the issuers of those Stocks.

As calculation agent for your Notes, we will adjust the Initial Stock Price of each Stock for stock splits, reverse stock splits, stock dividends and extraordinary dividends and adjust the way in which we calculate the Valuation Stock Price of the Stock on a Valuation Date for other events that affect the issuer’s capital structure, but only in the situations we describe in “Specific Terms of the Notes” under “—Anti-Dilution Adjustments” and “—Reorganization Events.” The Initial Stock Prices on the Pricing Date shall be specified in the relevant Terms Supplement. The calculation agent is not required to make an adjustment for every corporate event that may affect the Stocks. For example, the calculation agent will not make adjustments for events such as an offering of a Stock for cash by the issuer, a tender or exchange offer for a Stock at a premium to its then-current market price by the issuer or a tender or exchange offer for less than all of an outstanding Stock by a third party. Those events or other actions by an issuer or a third party may adversely affect the market price of a Stock and, therefore, adversely affect the value of your Note. An issuer or a third party could make an offering or a tender or exchange offer, or an issuer could take any other action, that adversely affects the value of that Stock and your Note, but does not result in an anti-dilution or other adjustment for your benefit.

You will be required to pay taxes on your Notes each year.

For United States federal income tax purposes, the Notes are classified as debt instruments that provide for contingent interest. Under the rules applicable to debt instruments that provide for contingent interest, you generally will be required to include interest income each year you hold the Notes. Additionally, because the Notes will be classified as debt instruments that provide for contingent interest, you generally will be required to recognize ordinary income on the gain, if any, realized on a sale or other disposition, or upon maturity, of the Notes. See “U.S. Federal Income Tax Considerations” in the relevant Terms Supplement, as well as the discussion under “Supplemental U.S. Federal Income Tax Consequences” in this Product Supplement.

Notice Pursuant to I.R.S. Circular 230. This discussion is not intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. This discussion is provided to support the promotion and marketing by CIBC of the Notes. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

Historical performance of the Stocks should not be taken as an indication of the future performance of the Stocks during the term of the Notes.

The trading prices of the Stocks on each Valuation Date will determine the Coupon Rates (except as otherwise specified in the relevant Terms Supplement in the event one or more of the Coupon Rates is fixed). As a result, unless the Coupon Rate is fixed pursuant to the relevant Terms Supplement, it is impossible to predict whether there will be Coupon Payments or the amount of any such Coupon Payment. The trading prices of the Stocks can be influenced by complex and interrelated political, economic, financial and other factors that can affect their values.

Secondary trading may be limited.

Unless otherwise specified in the relevant Terms Supplement, the Notes will not be listed on any securities exchange. There may be little or no secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

CIBC World Markets intends to act as a market maker for the Notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which CIBC World Markets is willing to transact. If at any time, CIBC World Markets is not acting as a market maker, it is likely that there would be little or no secondary market for the Notes. Therefore, you should be willing to hold your Notes to maturity. If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

There are potential conflicts of interest between you and the calculation agent.

We will initially serve as the calculation agent. We will, among other things, decide the Coupon Rate (to the extent such Coupon Rate is not fixed in the relevant Terms Supplement), make anti-dilution adjustments and  make other relevant determinations regarding the Notes. For a fuller description of our role as calculation agent, see “Specific Terms of the Notes—Role of the Calculation Agent.” In our role as calculation agent, we will exercise our judgment when performing our functions. For example, we may have to determine whether a market disruption event affecting one or more of the Stocks has occurred or is continuing on a Valuation Date.

We also may have to determine whether anti-dilution or reorganization events occur and their impact. Absent manifest error, all of our determinations in our role as calculation agent will be final and binding on you and us, without any liability on our part. You will not be entitled to any compensation from us for any loss suffered as a result of any of our determinations in our role as calculation agent.

Since these determinations by us in our role as calculation agent may affect the market value of the Notes, we may have a conflict of interest if we need to make any such decision.

We can postpone a Valuation Date for one or more of the Stocks, and therefore postpone a Coupon Payment Date or the Maturity Date, if a market disruption event with respect to one or more of the Stocks occurs on a Valuation Date for such Stock.

In our role as calculation agent, we may postpone a Coupon Payment Date if we determine that on the Valuation Date for a Stock a market disruption event has occurred or is continuing for that Stock. If such a postponement occurs, in our role as calculation agent, we will determine the variable Coupon Rate on the first Trading Day after that date on which no market disruption event occurs or is continuing with respect to any of the Stocks. In no event, however, will the Valuation Date for a Stock be postponed for more than eight consecutive Trading Days immediately following the originally scheduled Valuation Date. If this happens on the final Valuation Date, the Maturity Date will be postponed to three business days after the last rescheduled Valuation Date.

If the determination of the Valuation Stock Price of a Stock is postponed to the last possible day as a result of a market disruption event, but a market disruption event with respect to such Stock occurs or is continuing on that day, that day will nevertheless be the date on which the Valuation Stock Price of such Stock will be determined. In such an event, in our role as calculation agent, we will determine the Valuation Stock Price of the affected Stock(s) using the trading or quoted price for such Stock(s) on that date. This determination may involve estimating the Valuation Stock Price of the affected Stock(s).

USE OF PROCEEDS

Unless otherwise specified in the relevant Terms Supplement, the net proceeds we receive from the sale of the Notes will be used for general corporate purposes, which may include additions to working capital, investments in or extension of credit to our subsidiaries and the repayment of indebtedness, and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes.

SPECIFIC TERMS OF THE NOTES

In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Clearance and Settlement” in the accompanying prospectus supplement.

The Notes are part of a series of debt securities entitled “CIBC Yield Generator NotesSM” that we may issue under the indenture, described in the accompanying prospectus supplement and prospectus, from time to time. This Product Supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all equity linked Notes are described in “Description of Notes—Equity-Linked Notes” in the accompanying prospectus supplement. The specific terms of the Notes will be described in the relevant Terms Supplement related to this Product Supplement. The terms described in that document supplement those described here and in the accompanying prospectus  and prospectus supplement. If the terms described in the relevant Terms Supplement are inconsistent  with those described in this Product Supplement, the accompanying prospectus or the accompanying prospectus supplement, the terms described in the relevant Terms Supplement are controlling.

Please note that the information about the price to the public and our net proceeds in the Terms Supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

Denominations

The Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Ranking

The Notes will be our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

Coupon Payments

You have the opportunity to receive Coupon Payments at a variable rate that depends on the performance of the Stocks or based on a fixed Coupon Rate specified in the relevant Terms Supplement. The Coupon Payment will equal the Coupon Rate multiplied by the principal amount of your Notes.

Any Coupon Payments will be paid on the Coupon Payment Dates specified in the relevant Terms Supplement. A Coupon Payment Date may be postponed as a result of a market disruption event as provided under “—Market Disruption Event.”

The Coupon Rate shall be as specified in the relevant Terms Supplement. Such Terms Supplement may provide for a fixed Coupon Rate for one or more of the Coupon Payment Dates. If the Coupon Rate is not fixed pursuant to the terms of the relevant Terms Supplement, such Coupon Rate will be variable and will equal the greater of: (i) 0% and (ii) the average, which may be positive or negative, of the Stock Performances of the individual Stocks, equally weighted. If, for a Coupon Payment Date (other than a Coupon Payment Date for which a fixed Coupon Rate is applicable), the average of the Stock Performances of the individual Stocks is negative, you will not receive a Coupon Payment.

The Stock Performance for each individual Stock will equal:

(i)          the Maximum Variable Coupon Rate if the Cumulative Price Return is greater than the Price Return Trigger Rate; otherwise,

(ii)       the Cumulative Price Return.

The Cumulative Price Return shall equal:

(	Valuation Stock Price – Initial Stock Price	)
Initial Stock Price.

Each Stock Performance may be positive or negative.

The Maximum Variable Coupon Rate and the Price Return Trigger Rate shall be as specified in the relevant Terms Supplement.

The Valuation Stock Price equals the closing price of each Stock on its principal exchange (as determined by the calculation agent) on the date that is three Trading Days prior to the Coupon Payment Date (except for any Coupon Payment Date(s) for which the relevant Terms Supplement specifies a fixed Coupon Rate), which we refer to interchangeably as a “Valuation Date” or a “Coupon Determination Date.” The Valuation Dates may be postponed as a result of a market disruption event as provided under “—Market Disruption Event.”

The Initial Stock Price equals the closing price of each Stock on the Pricing Date on its principal exchange. The Initial Stock Price may be adjusted as provided in “—Anti-Dilution Adjustments.” The manner in which the Valuation Stock Price is calculated may change if the stock issuer has a reorganization event, as provided in “—Reorganization Events.”

Maturity Date

The Maturity Date will be the earlier of (i) the Stated Maturity Date and (ii) the Target Redemption Date (if applicable). The Maturity Date may be extended if the final Valuation Date for one or more of the Stocks is postponed as a result of a market disruption event, as described in “—Market Disruption Event” below. In that case, the Maturity Date will be the third business day following the last rescheduled Valuation Date.

Target Redemption Date

The Target Redemption Date, if applicable (pursuant to the terms of the relevant Terms Supplement), is that Coupon Payment Date, if any, on which the sum of the Coupon Rates from all Coupon Payment Dates up to and including such Coupon Payment Date first equals or exceeds the Target Redemption Rate. The Target Redemption Rate, if applicable, shall be specified in the relevant Terms Supplement.

Notice of Redemption

We will promptly announce any Target Redemption Date by issuing a press release. In addition, prompt notice thereof will be given to The Depository Trust Company with a request to promptly forward such notice to beneficial holders of the Notes.

Payment at Maturity

At maturity, you will receive a cash payment equal to the full principal amount of your Notes (plus the final Coupon Payment, if any).

Stocks

The relevant Stocks whose Stock Performances will be calculated for purposes of determining any variable Coupon Rate on the Notes, their initial principal exchanges, their ticker symbols on their principal exchanges and their Initial Stock Prices shall be as specified in the relevant Terms Supplement.

Anti-Dilution Adjustments

Initially, the Initial Stock Price for each Stock will be the amount specified in the relevant Terms Supplement. However, the calculation agent will adjust the Initial Stock Price for a Stock if any of the dilution events described below occurs with respect to that Stock.

The calculation agent will adjust the Initial Stock Price for a Stock as described below, but only if an event below under this “—Anti-Dilution Adjustments” section occurs with respect to that Stock and only if the relevant event occurs during the period described under the applicable subsection. The Initial Stock Price for each Stock will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Stock.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Stock Price for a Stock, the calculation agent will adjust that Initial Stock Price for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the Initial Stock Price for the first event, the calculation agent will adjust the Initial Stock Price for the second event, applying the required adjustment to the Initial Stock Price as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your Note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Stock is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Initial Stock Price by dividing the prior Initial Stock Price—that is, the Initial Stock Price before the stock split or stock dividend—by the number equal to: (1) the number of shares of the Stock outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Stock outstanding immediately before the stock split or stock dividend becomes effective. The Initial Stock Price will not be adjusted, however, unless:

•                                          in the case of a stock split, the first day on which the Stock trades without the right to receive the stock split occurs after the date of the relevant Terms Supplement and on or before the Valuation Date on which the Stock’s Valuation Stock Price is determined; or

•                                          in the case of a stock dividend, the ex-dividend date occurs after the date of the relevant Terms Supplement and on or before the Valuation Date on which the Stock’s Valuation Stock Price is determined.

The ex-dividend date for any dividend or other distribution with respect to a Stock is the first day on which the Stock trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If a Stock is subject to a reverse stock split, then the calculation agent will adjust the Initial Stock Price by multiplying the prior Initial Stock Price by a number equal to: (1) the number of shares of the Stock outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the Stock outstanding immediately after the reverse stock split becomes effective. The Initial Stock Price will not be adjusted, however, unless the reverse stock split becomes effective after the date of the relevant Terms Supplement and on or before the Valuation Date on which the Stock’s Valuation Stock Price is determined.

Extraordinary Dividends

A dividend or other distribution with respect to a Stock will be deemed to be an extraordinary dividend if its per-share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the Stock by an amount equal to at least 10% of the closing price of the Stock on the first Trading Day before the ex-dividend date. If there has not been a previous dividend, then the calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

If an extraordinary dividend occurs with respect to a Stock, the calculation agent will adjust the Initial Stock Price to equal the product of: (1) the prior Initial Stock Price; times (2) a fraction, the numerator of which is the amount by which the closing price of the Stock on the Trading Day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of the Stock on the Trading Day before the ex-dividend date. The Initial Stock Price will not be adjusted, however, unless the ex-dividend date occurs after the date of the relevant Terms Supplement and on or before the Valuation Date on which the Stock’s Valuation Stock Price is determined.

The extraordinary dividend amount with respect to an extraordinary dividend for a Stock equals:

•                                          for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Stock; or

•                                          for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on a Stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the

Initial Stock Price only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a stock issuer issues transferable rights or warrants to all holders of that Stock to subscribe for or purchase the Stock at an exercise price per share that is less than the closing price of the Stock on the Trading Day before the ex-dividend date for the issuance, then the applicable Initial Stock Price will be adjusted by multiplying the prior Initial Stock Price by the following fraction:

•                                          the numerator will be the number of shares of the Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Stock that the aggregate offering price of the total number of shares of the Stock so offered for subscription or purchase would purchase at the closing price of the Stock on the Trading Day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the Trading Day before that ex-dividend date; and

•                                          the denominator will be the number of shares of the Stock outstanding at the close of business on the Trading Day before that ex-dividend date plus the number of additional shares of the Stock offered for subscription or purchase under those transferable rights or warrants.

The Initial Stock Price for a Stock will not be adjusted, however, unless the ex-dividend date described above occurs after the date of the relevant Terms Supplement and on or before the Valuation Date on which the Stock’s Valuation Stock Price is determined.

Reorganization Events

If a stock issuer undergoes a reorganization event in which property other than the Stock—e.g., cash and securities of another issuer—is distributed in respect of the Stock, then, for purposes of calculating the Stock Performance of that Stock, the calculation agent will determine the Valuation Stock Price of such Stock on each Valuation Date to equal the value of the cash, securities and other property distributed in respect of one share of the Stock.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Stock.

Each of the following is a reorganization event with respect to a Stock:

•                                          the Stock is reclassified or changed;

•                                          the stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding Stock is exchanged for or converted into other property;

•                                          a statutory share exchange involving the outstanding Stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•                                          the stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•                                          the stock issuer effects a spin-off—that is, issues to all holders of the Stock equity securities of another issuer, other than as part of an event described in the four bullet points above;

•                                          the stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•                                          another entity completes a tender or exchange offer for all the outstanding Stock of the stock issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Stock, and the calculation agent does not substitute another stock for that Stock as described in “ —Substitution” below, then the calculation agent will determine the applicable Valuation Stock Price on each Valuation Date so as to equal the value of the property—whether it be cash, securities or other property—

distributed in the reorganization event in respect of one share of the Stock, as such Stock existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the date of the relevant Terms Supplement and on or before the Valuation Date on which the Valuation Stock Price is determined

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant Valuation Date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the Valuation Stock Price of a Stock on a Valuation Date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the Valuation Stock Price. The calculation agent will do so to the same extent that it would make determinations if the applicable Stock were outstanding and were affected by the same kinds of events.

For example, if a stock issuer merges into another company and each share of the Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each Valuation Date the Valuation Stock Price of a share of the Stock will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The calculation agent will further determine the common share component of such Valuation Stock Price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “ —Anti-Dilution Adjustments” or as described above in this “ —Reorganization Events” section as if the common shares were the Stock. In that event, the cash component will not be redetermined but will continue to be a component of the Valuation Stock Price.

When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of each Stock or in respect of whatever securities whose value determines the closing price on a Valuation Date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the original Stock in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the applicable Stock as described above. Consequently, in this Product Supplement and in the relevant Terms Supplement, when we refer to a Stock, we mean any distribution property that is distributed in a reorganization event in respect of that Stock. Similarly, when we refer to a stock issuer, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to a Stock that becomes subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for that Stock. In such case, the adjustments described above in “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for such Stock. For all purposes, the substitute stock will be deemed to be a Stock for purposes hereof.

The calculation agent will determine, in its sole discretion, the Initial Stock Price and/or the manner of valuation of the substitute Stock. The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

We will give notice of any substitution described above.

Business Day

A business day is a day that is not a day on which banking institutions in New York City are authorized or required by law to close. If the Maturity Date or a Coupon Payment Date is not a business day, we will make the payment scheduled to be made on that date on the next succeeding business day, but we will not pay any interest on that payment during the period from and after the scheduled Maturity Date or Coupon Payment Date.

Trading Day

With respect to any Stock or index, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange(s) for such Stock or index.

Market Disruption Event

The determination of the Valuation Stock Price of any Stock on any Valuation Date may be postponed if the calculation agent determines that, on such Valuation Date, a market disruption event has occurred or is continuing with respect to such Stock. If such a postponement occurs, the Valuation Date for such Stock will be the first Trading Day on which no market disruption event occurs or is continuing.

If a market disruption event with respect to one or more of the Stocks continues for eight consecutive scheduled Trading Days after the Valuation Date for such Stock, then the eighth Trading Day after that date will be deemed to be the Valuation Date for such Stock and the Valuation Stock Price of the affected Stock(s) will be determined by the calculation agent using the trading or quoted price of such Stock on that date. If, because of the market disruption event, the calculation agent is unable to so determine the trading or quoted price of any Stock, the calculation agent will estimate, in good faith, the Valuation Stock Price of such Stock as of that date.

A “market disruption event” with respect to any Stock means an early closure or the occurrence or existence of a trading disruption or an exchange disruption, which, in any case, the calculation agent determines is material, at any time during the one hour period that ends at the time the closing price of such Stock is determined on its relevant exchange.

•                                          “Early closure” with respect to any Stock means the closure on a Trading Day of any relevant exchange relating to such Stock (or any relevant market for options and futures contracts relating to such Stock) prior to its scheduled closing time unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of: (a) the actual closing time for the regular trading session on such exchange on such day; and (b) the submission deadline for orders to be entered into the relevant exchange systems for execution at the valuation time on such day.

•                                          A “trading disruption” with respect to any Stock is: (a) any suspension of or limitation imposed on trading by the relevant exchange (or any exchanges or quotation systems on which the calculation agent determines trading has a material effect on the overall market for options and futures contracts relating to such Stock) or otherwise and whether by reason of movements in price exceeding limits permitted by the relevant exchange or related exchange or otherwise (1) on any relevant exchange relating to such Stock, or (2) in futures or options contracts relating to such Stock on any exchanges or quotation systems on which the calculation agent determines trading has a material effect on the overall market for options and futures contracts relating to such Stock; or (b) any event, circumstance or cause (whether or not reasonably foreseeable) beyond the reasonable control of us or any person that does not deal at arm’s length with us which has or will have a material adverse effect on the ability of equity dealers generally to place, maintain or modify hedges of positions in respect of such Stock.

•                                          An “exchange disruption” with respect to any Stock is any event (other than an early closure) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general: (a) to effect transactions in, or obtain market values for, such Stock on its relevant exchange; or (b) to effect transactions in, or obtain market values for, futures or options contracts relating to such Stock on any relevant related exchange.

Redemption Price upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances described under “Description of Notes—Redemption and Repayment of Notes—Tax Redemption” in the accompanying prospectus supplement. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Manner of Payment and Delivery

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in Wilmington, Delaware, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of the Calculation Agent

We will serve initially as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. In our role as calculation agent, we will make all determinations regarding the coupon rate, market disruption events, trading days, business days, and the amounts payable in respect of your Notes.

In addition, we will make all determinations with respect to anti-dilution adjustments and reorganization events, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in our sole discretion.

Absent manifest error, all of our determinations in our role as calculation agent will be final and binding on you and us, without any liability on our part. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations we make in our role as calculation agent.

Governing Law

The Notes will be governed by the laws of the State of New York.

INFORMATION ABOUT STOCK ISSUERS AND HISTORICAL TRADING PRICE INFORMATION

All historical trading price information set forth in the relevant Terms Supplement was obtained from Bloomberg Financial Services, without independent verification.

YOU SHOULD NOT TAKE ANY SUCH HISTORICAL PRICES OF THE STOCKS AS AN INDICATION OF FUTURE PERFORMANCE. WE CANNOT GIVE YOU ANY ASSURANCE THAT THE PRICES OF THE STOCKS WILL INCREASE SUFFICIENTLY FOR YOU TO RECEIVE ANY VARIABLE COUPON PAYMENTS. THE PRICES OF THE STOCKS MAY DECREASE SUBSTANTIALLY.

Where Information About the Stock Issuers Can Be Obtained

Each of the stock issuers files periodic reports under the Securities Exchange Act of 1934 (the “Exchange Act”). Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800 -SEC-0330. In addition, information filed by each stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov.

Information about each stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by a stock issuer with the SEC.

WE OBTAINED THE INFORMATION ABOUT THE STOCK ISSUERS SET FORTH IN THE RELEVANT TERMS SUPPLEMENT FROM THE STOCK ISSUERS’ PUBLIC FILINGS.

This Product Supplement and the relevant Terms Supplement relate only to your Note and do not relate to the Stocks or other securities of the stock issuers. We have derived all information about the stock issuers in the relevant Terms Supplement from publicly available documents. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or any other inquiry with respect to any stock issuer in connection with the offering of your Note. We do not make any representation that any publicly available document or any other publicly available information about any stock issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of the relevant Terms Supplement—including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of the Stocks—have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning any stock issuer could affect the value you will receive at maturity and, therefore, the market value of your Note.

Neither we nor any of our affiliates make any representation to you as to the performance of the Stocks.

We or any of our affiliates may currently or from time to time engage in business with the stock issuers, including extending loans to or making equity investments in the stock issuers or providing advisory services to the stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the stock issuers and, in addition, one or more of our affiliates may publish research reports about the stock issuers. As an investor in a Note, you should undertake such independent investigation of the stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a Note.

HEDGING

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Stocks and/or listed and/or over-the-counter options or futures on Stocks or listed and/or over-the-counter options, futures or exchange-traded funds relating to the Stocks. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

•                                          acquire or dispose of long or short positions of securities of issuers of the Stocks,

•                                          acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the value of the Stocks,

•                                          acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or Stocks, or

•                                          any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final Valuation Date. That step may involve sales or purchases of Stocks, listed or over-the-counter options or futures on Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the performance of the Stocks or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Risk Factors” in the accompanying prospectus supplement for a discussion of these adverse effects.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The discussion below supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. This discussion applies to you if you are a United States holder, you hold your Note as a capital asset for U.S. federal income tax purposes, and, unless otherwise indicated, you acquire your Note at the initial issue price in this offering. You are a United States holder if you are a beneficial owner of a Note and you are either:

•                                          a citizen or resident alien individual of the United States;

•                                          a corporation (including for this purpose any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•                                          an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                                          a trust (i) that is subject to the primary supervision of a court within the United States and under the control of one or more U.S. persons, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States holder.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (referred to as the “Code”), U.S. Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as of the date of this Product Supplement and all of which are subject to change, possibly with retroactive effect. This discussion is not a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances. Furthermore, this discussion may not provide a detailed description of the U.S. federal income tax consequences applicable to you if you are a taxpayer subject to special treatment under the U.S. federal income tax laws, such as:

•                                          a person subject to the alternative minimum tax;

•                                          an expatriate;

•                                          a financial institution;

•                                          an individual retirement or other tax-deferred account;

•                                          a dealer in securities or currencies;

•                                          a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                                          a life insurance company;

•                                          a tax-exempt organization;

•                                          a person that holds the Notes as a hedge, a position in a “straddle” or as part of a “conversion” transaction for tax purposes; or

•                                          a person whose functional currency is not the U.S. dollar.

If a partnership (including for this purpose any other entity, whether or not created or organized in or under the laws of the United States, treated as a partnership for U.S. federal income tax purposes) holds the Notes, the tax treatment of a partner as a beneficial owner of a Note generally will depend upon the status of the partner and the activities of the partnership. Foreign partnerships are subject to special tax documentation requirements.

Any special U.S. federal income tax considerations relevant to a particular issue of Notes will be provided in the applicable Terms Supplement to this Product Supplement.

You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you resulting from your ownership of the Notes, as well as the consequences to you.

Notice Pursuant To I.R.S. Circular 230

Nothing in (a) the discussion under the heading “Supplemental U.S. Federal Income Tax Consequences,” (b) the discussion under the heading “United States Federal Income Taxation” in the accompanying prospectus supplement, or (c) the discussion under the heading “U.S. Federal Income Tax Considerations” in the applicable Terms Supplement to this Product Supplement (such discussions collectively being the “Tax Discussion”) is intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. The Tax Discussion is provided to support the promotion and marketing of the Notes by CIBC. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

Interest Income

In the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, your Note will be treated as a debt instrument subject to the special tax rules governing contingent debt instruments for U.S. federal income tax purposes.

Under the contingent debt instrument rules, you will be required to take into account interest income on the Notes on a constant yield basis based on the comparable yield (which is described below), regardless of whether you use the cash or accrual method of tax accounting. As a result of the operation of these rules (as described below), you generally will be required to include interest income each year you hold the Notes, regardless of whether any payment is made on the Notes.

Operation of the Contingent Debt Instrument Rules

Under the contingent debt instrument rules, you will accrue an amount of ordinary interest income, as original issue discount for U.S. Federal income tax purposes, for each accrual period prior to and including the Maturity Date of the Notes that equals:

•                                          the product of (a) the adjusted issue price of the Notes as of the beginning of the accrual period and (b) the comparable yield to maturity of the Notes, adjusted for the length of the accrual period;

•                                          divided by the number of days in the accrual period; and

•                                          multiplied by the number of days during the accrual period that you held the Notes.

The initial issue price of the Notes generally will be the price at which we first offer the Notes pursuant to the applicable Terms Supplement to this Product Supplement (and will be set forth in such Terms Supplement under the heading “U.S. Federal Income Tax Considerations”). The adjusted issue price of a Note is its issue price increased by interest previously accrued on the Note (determined without regard to any adjustments to interest accruals described below), and decreased by the amount of any projected payments previously made on the Notes. The comparable yield is the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes. The comparable yield for the Notes will be set forth in the relevant Terms Supplement under the heading “U.S. Federal Income Tax Considerations”. If the maturity date (for U.S. federal income tax purposes) or the comparable yield for the Notes were successfully challenged by the IRS, the redetermined term of the Notes or the Notes’ yield could be materially different from the maturity date (for U.S. federal income tax purposes) or the comparable yield provided by us. Moreover, the projected payment schedule, described below, could differ materially from the projected payment schedule provided by us.

The contingent debt instrument rules also require that we provide, solely for U.S. Federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the Notes. This schedule must produce the comparable yield. For U.S. Federal income tax purposes, you must use the maturity date, comparable yield and the projected payment schedule in determining interest accruals, and the adjustments thereto described below, in respect of the Notes, unless you timely disclose and justify your use of other estimates to the IRS.

Based on the comparable yield, if you are an initial holder that holds a Note to maturity, and you pay your taxes on a calendar year basis, you would generally have to include in income the amounts of interest income from the Note each year (subject to adjustment as discussed below) as set forth in the applicable Terms Supplement to this Product Supplement. The projected payment schedule for a Note also will be set forth in the applicable Terms Supplement to this Product Supplement.

THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE FOR THE NOTES ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

Adjustments to Interest Accruals

If a Note provides for Coupon Payments, and the amount of the Coupon Payment you receive in a taxable year with respect to a Note exceeds the amount of the projected payment for that taxable year, you will incur a “net positive adjustment” under the contingent debt instrument rules equal to the amount of such excess. You must treat any “net positive adjustment” as additional interest income for the taxable year. If a Note provides for Coupon Payments, and the amount of the Coupon Payment you receive in a taxable year with respect to a Note is less than the amount of the projected payment for that taxable year, you will incur a “net negative adjustment” under the contingent debt instrument rules equal to the amount of the difference. A “net negative adjustment” will reduce the amount of interest income you must include on the Notes for that taxable year.

If you purchase Notes for an amount other than their adjusted issue price, you may be required to make additional adjustments to the amount of interest you otherwise include in income with respect to the Notes, which adjustments would adjust your basis in the Notes. If you purchase Notes for an amount other than upon their adjusted issue price, you should consult your tax advisor regarding the application of those special rules.

Sale, Exchange or Retirement of a Note

You will recognize gain or loss upon the sale (which includes a redemption of the Notes on the Target Redemption Date, if applicable) or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield and the projected payment schedule for the Notes), decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the Notes (without regard to actual amount paid) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase the Notes at a price other than their stated principal amount.

In addition, if you hold a Note at maturity, and the actual payment of cash you receive at maturity is greater or less than the payment at maturity reflected on the projected payment schedule, you will incur a net positive adjustment or net negative adjustment, respectively, equal to the amount of the excess or deficit. In the case of net positive adjustment, you will treat the adjustment as additional interest income for that taxable year. In the case of net negative adjustment, this adjustment will (a) reduce the amount of interest income on the Notes you included in income for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the amount of interest income on the Notes you included in income during prior taxable years.

Because the Notes are subject to the contingent debt instrument rules, any gain you recognize upon the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. The deductibility of capital loss is subject to limitation.

Information Reporting and Backup Withholding

Please see the discussion under “United States Federal Income Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Note. Please note, however, that the current rate of backup withholding is 28%. This rate is scheduled to adjust for tax years after 2010.

SUPPLEMENTAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain of the principal Canadian federal income tax consequences generally applicable to a holder who purchases Notes at the time of their issuance and who at all relevant times, for purposes of the Income Tax Act (Canada) which we refer to as the “Act”, is neither resident nor deemed for any purpose to be resident in Canada, deals with CIBC at arm’s length, does not use or hold and is not deemed to use or hold the Note in carrying on a business in Canada and is not a non-resident insurer which carries on business partly in Canada and partly outside Canada. We refer to such holders as “non-resident holders.”

This summary is based on the Act and the regulations made thereunder (which we refer to as the “regulations”) in force on the date of this Product Supplement, all specific proposals (which we refer to as the “proposals”) to amend the Act and the regulations publicly announced prior to the date of this Product Supplement by the Minister of Finance (Canada) and the administrative positions or assessing practices of the Canada Revenue Agency, formerly known as The Canada Customs and Revenue Agency (which we refer to as the “CRA”) as made publicly available prior to the date of this Product Supplement. Except for the proposals, this summary does not take into account or anticipate any changes to the law or the CRA’s administrative positions or assessing practices whether by legislative, governmental or judicial action nor does it take into account provincial, territorial or foreign income tax legislation or considerations. This summary is not applicable to a holder that would be a “foreign affiliate” of a person resident in Canada for purposes of the Act.

This summary is of a general nature only, is not exhaustive of all Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular non-resident holder. Non-resident holders are advised to consult their own tax advisors with respect to their particular situations.

The discussion below supplements the Canadian federal income tax consequences described in the accompanying prospectus supplement and, if the discussion below is inconsistent with that contained in the prospectus supplement, the discussion below should supersede that contained in the prospectus supplement.

Based in part on an understanding of the CRA’s administrative practice, the payment by CIBC of the principal amount, and any Coupon Payment, on a Note to a non-resident holder will be exempt from Canadian non-resident withholding tax. Similarly, Canadian non-resident withholding tax should not apply to any amount paid to the non-resident holder as proceeds of disposition of the Note.

No other taxes on income (including taxable capital gains) will be payable under the Act by a non-resident holder in respect of the acquisition, holding, redemption or disposition of a Note.

CERTAIN ERISA CONSIDERATIONS

The discussion below is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan (as defined below) that is considering an investment in the Notes should consult with its legal advisors regarding the consequences of such investment.

Any prospective purchaser using “plan assets” of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or of any “plan” within the meaning of Section 4975 of the Code (each of the foregoing, a “Plan”) should consider the applicable fiduciary standards under ERISA, the Code and any other applicable law, including diversification and prudence requirements, before authorizing an investment in the Notes. In addition, ERISA and the Code prohibit a wide range of transactions involving the assets of a Plan and persons having specified relationships to such Plan (“parties in interest” under ERISA and “disqualified persons” under Section 4975 of the Code).

Governmental and certain church plans (each as defined under ERISA) are not subject to ERISA or Section 4975 of the Code but may be subject to substantially similar applicable laws or regulations. Any fiduciary of a governmental or church plan considering purchase of Notes should determine the need for, and the availability of, any exemptive relief under such laws or regulations.

We, or CIBC World Markets Corp., may be a party in interest or a disqualified person with respect to Plans that purchase Notes, as a result of various financial services (including trustee, custodian, investment management or other services) that we or an affiliate provide to such Plans. An investment in Notes by a Plan may give rise to a prohibited transaction in the form of a sale of property to, or an extension of credit by, an investing Plan. Consequently, before investing in the Notes, any person who is, or who is acquiring the Notes for, or on behalf of, a Plan must determine that the purchase, holding and disposition of the Notes will not result in a prohibited transaction or that a statutory or administrative exemption from the prohibited transaction rules of ERISA and Section 4975 of the Code is applicable to the purchase, holding and disposition of the Notes.

The statutory or administrative exemptions from the prohibited transaction rules under ERISA and Section 4975 of the Code which may be available to a Plan which is investing in the Notes include: (i) Prohibited Transaction Class Exemption (“PTCE”) 90-1, regarding investments by insurance company pooled separate accounts; (ii) PTCE 91-38, regarding investments by bank collective investment funds; (iii) PTCE 84-14, regarding transactions effected by “qualified professional asset managers”; (iv) PTCE 95-60, regarding investments by insurance company general accounts and (v) PTCE 96-23, regarding transactions effected by “in-house asset managers” (collectively referred to as the “Plan Investor Exemptions”). The Notes may not be acquired by any person who is, or who in acquiring such Notes is using the assets of, a Plan unless one of the Plan Investor Exemptions or another applicable exemption is available to the Plan, and all conditions of such exemption are satisfied.

The acquisition of the Notes by any person or entity who is, or who in acquiring such Notes is using the assets of, a Plan shall be deemed to constitute a representation by such person or entity to us that the purchase, holding and disposition of the Notes is afforded exemptive relief from the prohibited transaction restrictions under ERISA and Section 4975 of the Code pursuant to the Plan Investor Exemptions or another applicable exemption. Any person or entity who is, or who in acquiring such Notes is using the assets of, a governmental or church plan shall be deemed to constitute a representation by such person or entity to us that the acquisition, holding and disposition of such Notes is not prohibited by any federal, state or local laws or regulations applicable to such plan.

SUPPLEMENTAL PLAN OF DISTRIBUTION

In addition to our affiliate, CIBC World Markets Corp., we have appointed certain other dealers as our agents to solicit offers on a reasonable efforts basis to purchase the Notes. The agents are parties to the distribution agreement described in the “Plan of Distribution” in the accompanying prospectus supplement. The agents may also appoint subagents to purchase the Notes. The agents or their subagents will receive a commission as set forth in the applicable Terms Supplement. Unless otherwise indicated in the relevant Terms Supplement, the agents will initially offer the Notes directly to the public at the public offering price set forth on the cover page of that Terms Supplement. The agents may allow a concession to other dealers in the amount set forth on the cover page of the relevant Terms Supplement. After the initial offering of the Notes, the agents may vary the offering price and other selling terms from time to time.

The agents may purchase the Notes as principal at prices to be agreed upon at the time of sale. They may resell any Notes they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

This Product Supplement and the accompanying prospectus supplement may be used by CIBC World Markets Corp. or any of our other affiliates in connection with offers and sales of the Notes in secondary market transactions. A secondary market transaction is one in which CIBC World Markets Corp. or another of our affiliates resells a Note that it has previously acquired from another holder. A secondary market transaction in a particular Note occurs after the original sale of the Note. We describe secondary market transactions and other matters relating to the distribution of the Notes in the accompanying prospectus supplement and the accompanying prospectus under “Plan of Distribution.”

Unless we or any of the agents inform you in your confirmation of sale that your Note is being purchased in its original offering and sale, you may assume that you are purchasing your Note in a secondary market transaction.

You should rely only on the information incorporated by reference or provided in the relevant Terms Supplement, this Product Supplement, the accompanying prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the relevant Terms Supplement, this Product Supplement, the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of the document.

CIBC World Markets Corp. is our indirect wholly-owned subsidiary. The agents will conduct each offering of the Notes in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”) regarding a NASD member firm’s distributing of notes of an affiliate. Neither the agents nor any dealer utilized in the initial offering of the Notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

In order to facilitate the offering of the Notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or of any other notes the prices of which may be used to determine payments on the Notes. Specifically, the agents may overallot in connection with any offering of the Notes, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes or of any other notes, the agent may bid for, and purchase, the Notes or any other notes in the open market. Finally, in any offering of the Notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

TABLE OF CONTENTS

Product Supplement

PRODUCT SUPPLEMENT SUMMARY
INFORMATION TO BE PROVIDED IN THE RELEVANT TERMS SUPPLEMENT
QUESTIONS AND ANSWERS REGARDING THE NOTES
RISK FACTORS
USE OF PROCEEDS
SPECIFIC TERMS OF THE NOTES
INFORMATION ABOUT STOCK ISSUERS AND HISTORICAL TRADING PRICE INFORMATION
HEDGING
SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSEQUENCES
SUPPLEMENTAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES
CERTAIN ERISA CONSIDERATIONS
SUPPLEMENTAL PLAN OF DISTRIBUTION

Prospectus Supplement

SUMMARY
RISK FACTORS
ADDITIONAL RISKS
DESCRIPTION OF NOTES
HEDGING
CLEARANCE AND SETTLEMENT
UNITED STATES FEDERAL INCOME TAXATION
CANADIAN FEDERAL INCOME TAXATION
PLAN OF DISTRIBUTION
LEGAL MATTERS

Prospectus

ABOUT THIS PROSPECTUS
SUMMARY
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
CANADIAN IMPERIAL BANK OF COMMERCE
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF THE DEBT SECURITIES
FORMS OF THE DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES
ENFORCEMENT OF LIABILITIES

CIBC Yield Generator NotesSM

Product Supplement
February 15, 2006